Exhibit 3(i)

AMENDED AND RESTATED
CERTIFICATE OF FORMATION OF
UNIVERSAL POWER GROUP, INC.

     Pursuant to the provisions of 3.057-3.059 of the Texas Business Organizations Code (the "TBOC"), the undersigned Corporation adopts the following Amended and Restated Certificate of Formation.

Article I.

The name of the Corporation is Universal Power Group, Inc.

Article II.

The filing entity is a for-profit corporation.

Article III.

The date of formation of the entity is July 22, 1968.

Article IV.

The file number issued by the Secretary of State is 24967800.

Article V.

     The following amendment to the Restated Articles of Incorporation was adopted on October 25, 2006, in a manner required by the TBOC and the governing documents of the Corporation. Articles One through Nine of the Restated Articles of Incorporation are amended to read as follows, and said Restated Certificate of Formation, as amended, does not contain any other change in the Restated Articles of Incorporation except for information omitted under the TBOC.

     We, the undersigned natural persons of the age of eighteen (18) years or more, acting as Organizers of a corporation under the Texas Business Organizations Code, do hereby adopt the following Certificate of Formation for such Corporation.

Article I.
     The name of the Corporation is Universal Power Group, Inc.
Article II.
     The period of its duration is perpetual.
Article III.

     The purpose for which the Corporation is organized is to transact any business and to do and perform any and all acts and things authorized by the Texas Business Organizations Code, as amended (the "TBOC"), or which may be authorized in the future by amendment thereto.

Article IV.

     1. For any matter, other than the election of directors or a matter for which the TBOC requires the vote of a specified portion of the shares entitled to vote, the act of the shareholders is determined by the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present; and

     2. With respect to the election of directors, a plurality of the votes cast by shareholders entitled to vote at a meeting of shareholders at which a quorum is present will govern.

Article V.

     The power to adopt, alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors.

Article VI.

     Cumulative voting is expressly prohibited. At each election of directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote; no shareholder shall be entitled to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.

Article VII.

     No holder of any stock of the Corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the Corporation authorized by this Certificate or of any additional stock of any class to be issued by reason of any increase of the authorized shares of the Corporation or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities convertible into any class of stock of the Corporation, but any shares authorized by this Certificate or any such additional authorized issue of any shares or securities convertible into any shares may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms or on any terms to the shareholders then of record or to any class of shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of this Certificate.

Article VIII.

     Any contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between the Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of the director or directors at the meeting of the Board of Directors of the Corporation that acts upon, or in reference to, the contract or transaction, and notwithstanding his or their participation in the action, if the facts of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize or ratify the contract or transaction, the interested director or directors to be counted in determining whether a quorum is present and to be entitled to vote on such authorization of ratification. This Article shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common and statutory law applicable to it.

Article IX.

     To the extent permitted by the TBOC, as such TBOC may be amended from time to time, and in accordance with the Bylaws of the Corporation, the Corporation shall indemnify any person who was, is, or is threatened to be made a respondent in any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action or proceeding, and any inquiry or investigation that could lead to such an action or proceeding by reason of the fact that he, his testator, or intestate, is or was a director, officer or employee of the Corporation or of any corporation which he served in such capacity at the request of the Corporation, and shall pay or reimburse the reasonable expenses incurred by such director, officer or employee where permitted. The right to indemnification conferred by this Article shall not restrict the power of the Corporation to make any other type of indemnification permitted by law.

This Amendment adds to the Restated Articles of Incorporation, Articles X.-XIV. as follows:

Article X.

     To the fullest extent not prohibited by law, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article does not eliminate or limit the liability of a director for: (1) a breach of a director's duty of loyalty to the Corporation or its shareholders or members; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (4) an act or omission for which the liability of a director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend.

Article XI.

No director shall be liable,

     A. To the Corporation in connection with the director's vote for or assent to a distribution by the Corporation if, in the exercise of ordinary care, he relied and acted in good faith upon financial statements or other information of the Corporation represented to him to be correct in all material respects by the President or the officer of the Corporation having charge of its books of account, or stated in a written report by an independent public or certified public accountant or firm of such accountants fairly to reflect the financial condition of the Corporation, or if, in the exercise of ordinary care and in good faith, in voting for or assenting to a distribution by the Corporation, he considered the assets to be of their book value; or

     B. For any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the Corporation if, in the exercise of ordinary care, he acted in good faith and relied upon the written opinion of an attorney for the Corporation.

Article XII.

  The aggregate number of shares of Common Stock that the Corporation shall have authority to issue is 50,000,000 shares of the par value of One Cent ($0.01).

     The aggregate number of shares of Preferred Stock that the Corporation shall have authority to issue is 5,000,000 shares of the par value of One Cent ($0.01). The preference, dividends, liquidation and redemption rights shall be set by a resolution of the Board of Directors of the Corporation.

     The number of shares of the Corporation outstanding at the time of such adoption is 3,000,000, and the number of shares entitled to vote therein is 3,000,000.

Article XIII.

     The post office address of its initial registered office and the name of its initial registered agent at such address are:

Registered office:	1720 Hayden Drive Carrollton, Texas 75006
Registered agent:	Julie Sansom-Reese

Article XIV.

     The number of Directors constituting the initial Board of Directors is three (3) and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address

Randy Hardin	1720 Hayden Drive
Carrollton, Texas 75006

William Tan	1720 Hayden Drive
Carrollton, Texas 75006

Ian Edmonds	1720 Hayden Drive
Carrollton, Texas 75006

     The Amended and Restated Certificate of Formation has been approved in the manner required by the TBOC and by the constituent documents of the Corporation.

Date: October 25, 2006.

Universal Power Group, Inc.

/s/ Randy Hardin

By:	Randy Hardin, President

/s/ Mimi Tan

By:	Mimi Tan, Secretary